Employment Agreement Between

Tejas Securities Group, Inc. and Kurt E. Morales

This Agreement is entered into by and between Tejas Securities Group, Inc. hereinafter referred to as "Company" and Kurt E. Morales (hereinafter referred to as "Employee"), as of June 1, 2006.

NOW, THEREFORE, in consideration of the mutual promises, conditions and covenants as hereinafter set forth, the parties hereto agree as follows:

1.
Term; Employment-At-Will. Subject to the terms and conditions herein contained, the Company hereby employs Employee, and Employee hereby accepts such employment, commencing on the date of this Agreement. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT, OR ANY ORAL OR WRITTEN REPRESENTATIONS TO THE CONTRARY, THE PARTIES UNDERSTAND AND AGREE THAT EMPLOYEE'S EMPLOYMENT WITH THE COMPANY MAY BE TERMINATED BY EITHER PARTY AT ANY TIME FOR ANY REASON, WITH OR WITHOUT CAUSE, AND WITH OR WITHOUT NOTICE. Nothing in this Agreement is intended to create a contractual obligation on the part of Employee to serve the Company for any specified period of time or on the part of the Company to Employee for any specified period of time. Texas is an employment- at- will state, and Employee is employed by Company pursuant to this doctrine.

2.
Position and Duties. During Employee's employment hereunder, Employee will hold the position as a Director of Accounting and/or such other position(s) as the Company may determine in its sole discretion. Employee shall, at all times, comply with the federal securities acts, the rules, regulations, mandates from the SEC, interpretations and other directives issued by the NASD, and any stock commodity or option exchange or state or political subdivision or self regulatory organization with whom the Company or Employee is registered or licensed or to which jurisdiction they are subject. The undersigned Employee has received and carefully reviewed the Company's Policy and Operational Manual (the "Manual"), designed to assure compliance with applicable laws, rules and regulations, and shall comply with all the provisions of the Manual, including all updates thereto delivered by the Company from time to time. In addition, Employee shall comply with all applicable written policies for employees established from time to time by the Company. Failure to so comply with the Manual and any other written policies of the Company in accordance with this paragraph shall constitute a material breach of this Agreement.

3.
Compensation. For all services which Employee may render to the Company or its affiliates and/or subsidiaries in any capacity during the term hereof, Employee will receive and the Company hereby agrees to pay the yearly salary of $110,000 to the Employee. In addition, the Company hereby agrees to pay the Employee $10,000 upon the effective transfer of the Employee’s NASD licenses to the Company.

4.	Start Date. The Employee will commence employment at the Company on June 1st, 2006.

5.
Benefits. In addition to the compensation described in Section 3 above, Employee shall be eligible to receive and/or participate in employee benefits commensurate with Employee's position with the Company, all subject to the terms and conditions of the various benefits plans, as outlined in summary fashion below and which may be changed from time to time by the Company without notice.

a.	401(k) Plan

b.	Medical and Dental

c.	Life Insurance and Disability

d.	Vacation: Employee shall be entitled to 2 weeks paid vacation annually which vacation shall accrue in accordance with the Company's vacation policies for similarly situated employees.

6.
Payments upon Termination. Should this Agreement and your employment terminate by the occurrence of any event, then all salary, benefits and rights under this Agreement shall cease upon such termination. Nothing contained in this Agreement shall prevent your receipt of benefits otherwise due terminated employees consistent with the terms contained in the Company's published policies or plans with respect to profit sharing, group insurance coverage, employee stock options and restricted shares.

7.
Termination. This agreement may be terminated at any time by either party by written notice which notice shall specify the effective date of termination. Notice shall be deemed given upon transmission via facsimile or by placement of such written notice in the U.S. mail, postage prepaid, addressed to the other party hereto, either at my last known address as contained in the Company's records or to the Company at its principal place of business.

a.	This Agreement will terminate automatically and without notice if Employee is disqualified as a registered broker by the NASD.

b.	Upon termination, Employee will immediately deliver to the Company all funds, property, records and supplies of every kind belonging to the Company.

c.	Upon termination, Employee will cease holding himself or herself out as a broker or employee of the Company or its affiliates.

d.
Employee agrees that upon termination, any and all outstanding obligations owed by Employee to the Company shall be immediately due and payable and that any debit balances shall be paid within thirty (30) days. Employee understands, accepts and agrees that failure to pay such balances will result in a Form U-5 notation reflecting same.

8.
Confidential Material. Employee will be given access to, receive and be entrusted with confidential information, including but in no way limited to development, marketing, organizational, financial, management, administrative, production, distribution and sales information, data, specifications and processes presently owned or at any time in the future developed, by the Company or its affiliates, agents or consultants, or used presently or at any time in the future in the course of its business that is not otherwise part of the public domain (collectively, the "Confidential Material"). All such Confidential Material is considered secret and is acknowledged by Employee to be made available to Employee in confidence. Except in the performance of Employee's duties under this Agreement, Employee shall not, directly or indirectly for any reason whatsoever, disclose or use any such Confidential Material, unless such Confidential Material ceases (through no fault of Employee) to be confidential because it has become part of the public domain. All records, files, drawings, documents, equipment and other tangible items, wherever located, relating in any way to the Confidential Material or otherwise to the Company's or its affiliates' business, which Employee prepares, uses or encounters, shall be and remain the Company's or its affiliates' sole and exclusive property and shall be included in the Confidential Material. Upon termination of this Agreement by any means, or whenever requested by the Company, Employee shall promptly deliver to the Company any and all of the Confidential Material, not previously delivered to the Company, that may be or at any previous time has been in the possession or under the control of Employee or its employees or agents.

9.
Non-Solicitation. During the term of, and in the event of the termination of this Agreement for any reason, Employee (and any corporation or entity of which Employee is a director, officer, employee or greater than 5% shareholder) shall not for a period of one year after termination:

a.
Solicit for employment or engagement and then employ or engage any employee of the Company or any of its affiliates or subsidiaries or any person who is an independent contractor involved in rendering services to the Company or any of its affiliates or subsidiaries; or

b.
Make any public statement concerning the Company, any of its affiliates or subsidiaries, or Employee's employment by the Company unless previously approved by the Company, except as may be required by law; or

c.
Induce, attempt to induce or knowingly encourage any Customer of the Company or any of its affiliates or subsidiaries to divert any business or income from the Company or any of its affiliates or subsidiaries or to stop or alter the manner in which they are then doing business with the Company or any of its affiliates or subsidiaries.

d.
The term "Customer" shall mean any individual or business firm that was or is a customer or client of, or one that was or is a party in a selling agreement with, or whose business was actively solicited by, the Company or any of its affiliates or subsidiaries at any time, regardless of whether such customer was generated, in whole or in part, by the efforts of Employee.

10.	Representations and Warranties. Employee makes the following representations and warranties:

a.	Employee hereby represents and warrants that he has no agreement in writing or oral with any person or entity that would preclude him working at Company.

b.	Employee hereby represents and warrants that he has not used disclosed/misused confidential information belonging to any other person or entity.

11.
Indemnification. Employee hereby agrees to indemnify and hold harmless the Company, its officers, agents, directors, affiliates, subsidiaries, and employees, for any actions arising from any and all acts or omissions by Employee in connection with his previous employment.

12.
Reimbursement of Expenses. Employee shall only expend, and shall only be entitled to reimbursement for, appropriately documented reasonable and necessary business expenses deemed reimbursable pursuant to written policies of the Company for the Employee, including the requirement for any pre-approvals provided for therein. The Company reserves the right to change and/or amend this policy at any time.

13.
No Interest in Competitors. Employee agrees that during the term of this Agreement Employee will not engage as a director, officer, owner, part-owner (five or more percent shareholder), joint venturer, and agent, consultant or otherwise, in any business competitive with the Company or any of its affiliates or subsidiaries. Passive investments are permitted by this paragraph.

14.	Controlling Law. This Agreement shall be controlled, construed and enforced in accordance with the laws of the State of Texas.

15.
Arbitration. Any dispute arising out of or relating to this agreement or its breach between the Employee and Company shall be resolved by arbitration pursuant to the rules of the NASD and shall take place in Austin, Texas and judgment upon the award entered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The party prevailing, in addition to other relief, shall be entitled to an award for reasonable attorney's fees and related costs. Nothing in this paragraph, however, shall limit or affect the Company's right to seek from a court injunctive or other equitable relief, including but not limited to relief for the unauthorized sale, use or disclosure of Confidential Material.

16.
No Waiver. No waiver, express or implied, by Company of a default by Employee under this Agreement shall constitute a waiver of any subsequent default; and, following a waiver, express or implied, a demand for strict compliance thereafter need not be served on Employee.

17.
Severability. If any term, covenant, condition or provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

18.
Captions. Captions of this Agreement are for convenience and reference only, and the words contained therein shall in know way be held to explain, modify, amplify or aid in the interpretation, construction or meaning of the provisions of this Agreement.

a.
Number and Gender. In this Agreement, the neuter includes the feminine and masculine and the singular number includes the plural, and the word "person" includes corporation, partnership, firm, or association wherever the context so requires.

b.	Mandatory and Permissive. "Shall" and "will" and "agrees"' are mandatory; "may" is permissive.

c.	Term Includes Extensions. All references to the term of this Agreement or the Agreement term shall include any extensions of such term.

d.
Assignment. This Agreement constitutes a personal contract and Employee shall not transfer or assign this Agreement or any part thereof. Company shall reserve the right to assign or transfer this Agreement to it successors in interest.

e.	Time is of the Essence. Time is of the essence of this Agreement, and each covenant and term a condition hereof.

20.
Integration. This Agreement and all of the attached Schedules contain the entire Agreement between the parties and supersedes all prior verbal and written agreements, understandings, commitments and practices between the parties. Any amendments to this Agreement shall be made in writing and executed by both parties.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed in its corporate name by one of its corporate officers, and the Employee has set Employee's hand to this Agreement, as of the day and year written below.

Kurt E. Morales

/s/ Kurt E. Morales
By: Kurt E. Morales

Tejas Securities Group, Inc.

By: /s/ John Garber

Name: John Garber

Title: Chief Financial Officer